Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Forestar Group Inc. (the “Company”) has one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, $1.00 par value per share.

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation (the “Charter”) and our Second Amended and Restated Bylaws, as amended (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our Charter, our Bylaws and the applicable provisions of Delaware General Corporation Law for additional information.
Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy, is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Our Charter and Bylaws provide that all of our directors will be of one class and will be elected annually. Director nominees in uncontested elections must receive a majority of the votes cast to be elected, and director nominees in contested elections must receive a plurality of the votes cast to be elected.
Stockholder’s Agreement. In connection with D.R. Horton, Inc.’s acquisition of 75% of our outstanding shares in October 2017 through the merger of the Company with a wholly-owned subsidiary of D.R. Horton, we entered into a Stockholder’s Agreement with D.R. Horton (the “Stockholder’s Agreement”) that provides for certain board and board committee appointment rights. Under the terms of the Stockholder’s Agreement and the Charter, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, our Board of Directors (the “Board”) will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and D.R. Horton will have the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the SEC and under applicable listing standards.
Pursuant to the Charter, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent; provided that no D.R. Horton designee may be removed without the prior written consent of D.R. Horton. Pursuant to the Stockholder’s Agreement, D.R. Horton has agreed to cause its shares of our common stock not to be voted in favor of the removal of any director not designated by D.R. Horton other than for cause.
Pre-Emptive Rights. During the term of the Stockholder’s Agreement, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of our equity or other securities by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at the price and otherwise upon the same terms and conditions as offered to other investors. This pre-emptive right generally will not apply to equity issuances (i) pursuant to compensation and benefits plans approved by the Board, (ii) in connection with any proportionate stock split or stock dividend or recapitalization approved by the Board, (iii) as consideration in any direct or indirect acquisition or business combination by the Company or any of its subsidiaries, or (iv) upon conversion of our or any of our subsidiaries’ notes, debentures or other indebtedness in accordance with the terms of such notes, debentures or other indebtedness. Other than such pre-emptive rights of D.R. Horton, holders of shares of the common stock are not entitled to pre-emptive rights.

Redemption Rights. The Charter provides that outstanding shares of our common stock and preferred stock will always be subject to redemption by us, if in the judgment of the Board such action should be taken, pursuant to Section 151(b) of the General Corporation Law of the State of Delaware (or by any other applicable provision of law), to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency we hold to conduct any portion of our business, which license or franchise is conditioned upon some or all of the holders of our common stock of any class or series possessing prescribed qualifications.
Dividends. Subject to prior dividend rights of the holders of any preferred stock and any other class or series of stock having a preference as to dividends over our common stock, holders of shares of our common stock will be entitled to receive dividends when, as and if declared by the Board, subject to the rights of D.R. Horton under the Stockholder’s Agreement.
Other Rights. In the event of any liquidation, dissolution or winding up of our Company, after the satisfaction in full of the liquidation preferences of holders of any preferred stock, holders of shares of our common stock will be entitled to ratable distribution of the remaining assets available for distribution to stockholders. Our common stock will not be subject to redemption by operation of a sinking fund. The outstanding shares of our common stock are fully paid and nonassessable.
Anti-Takeover Effects. In addition to the provisions described above regarding D.R. Horton’s rights with respect to membership of the Board, the following provisions in the Charter, Stockholder’s Agreement or Bylaws may make a takeover of our Company more difficult:

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an article in the Charter prohibiting us from taking certain actions without the prior written consent of D.R. Horton for so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities;

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provisions in the Charter and the Stockholder’s Agreement providing that, for so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we will not amend or seek to amend the Charter or the Bylaws in any manner that could limit, restrict or adversely affect the rights of any stockholder under the Stockholder’s Agreement;

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a provision in the Bylaws providing that special meetings of stockholders may only be called by the chairman of the Board or pursuant to a written request by a majority of the entire Board. Only such business as is specified in the notice of any special meeting of the stockholders shall come before such meeting; and

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a provision in the Bylaws containing advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting is limited to business properly brought before the annual meeting by or at the direction of the Board or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our Company’s secretary of that stockholder’s intention to bring such business before the meeting.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to the Board. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.
Delaware Anti-Takeover Statute. Section 203 of the Delaware General Corporation Law prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•	before that person became an interested stockholder, our Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

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on or following the date on which that person became an interested stockholder, the business combination is approved by our Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.
We are not governed by Section 203 until such time as D.R. Horton gives public notice that it owns less than 15% of our voting securities, at which time we will once again become governed by Section 203.
Corporate Opportunities. Pursuant to the Stockholder’s Agreement, D.R. Horton and its affiliates, and their respective representatives, shall not in any way be prohibited or restricted from engaging or investing in any business opportunity of any type or description, and we shall not have any right in or to such business opportunities or to the income or proceeds derived therefrom. None of D.R. Horton, its affiliates or their respective representatives will be obligated to present any business opportunity to us or any other stockholder, even if the opportunity is of the character that, if presented to us, we could take, or if presented to any other stockholder, could be taken by such stockholder, unless the opportunity is offered to an individual who is both an affiliate of D.R. Horton and an officer or director of ours and the offer is made in writing to the individual in his or her capacity as an officer or director of our Company.
Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.
NYSE Listing. Our common stock is listed on the New York Stock Exchange under the symbol “FOR.”